NEWS RELEASE

Gulfport Energy Corporation	FOR IMMEDIATE RELEASE
14313 N May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information
Contact:	Mike Liddell
(405) 848-8807 - Ext.106

Gulfport Energy Corporation Announces Record Earnings and Reserves for Year Ended December 31, 2004 and Commencement of Drilling Program

OKLAHOMA CITY, OKLAHOMA - March 30, 2005 - Gulfport Energy Corporation (Symbol: GPOR.OB), reported record financial results for the year ended December 31, 2004. Net income for the year ended December 31, 2004 was $4.3 million, or $0.31 per share, on total revenue of $23.2 million. This compares with a net loss of $219,000, or a loss of $0.02 per share, on total revenue of $15.9 million for the year ended 2003. The improvement in earnings for 2004 was primarily the result of an increase in the average price received for oil of $36.97 compared to $27.66 for the year ended December 31, 2003. In addition, there was a net increase in oil and gas production to 631 Thousand Barrels of Oil Equivalents (MBOE) for the year ended December 31, 2004 compared to 592 MBOE for 2003.

Since 2001, Gulfport has engaged the engineering firm of Netherland, Sewell & Associates, Inc. of Houston, Texas to render its reserve report. The reserve report for the year ended December 31, 2004 reflects total net proved reserves of 24,765 MBOE (thousand barrels of oil equivalent) for Gulfport with 1,974 MBOE (8%) categorized as proved developed producing reserves, 3,431 MBOE (14%) classified as proved developed non-producing reserves and 19,360 MBOE (78%) shown as proved undeveloped reserves. The reserve report assigns a present value of estimated future net revenues discounted at 10% (PV10) of approximately $361.5 million for total proved reserves using the SEC required Company year-end pricing of $43.29 a barrel for oil and $6.04 per MMBTU for natural gas. For every dollar increase in a barrel of oil, the PV10 value of Gulfport’s reserves increase by approximately $10.1 million. For example, using $50.00 per barrel oil and $7.00 per MCF gas the Company’s reserve report (assuming the same volumes) would have a PV10 value of $440.8 million.

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Gulfport commenced its 2005 drilling program at the West Cote Blanche Bay Field in St. Mary Parish, Louisiana during March 2005. Gulfport has budgeted approximately $25.0 million to drill approximately 20 to 25 wells. The wells to be drilled will target proved undeveloped reserve locations. Gulfport will also explore for possible and probable reservoirs by going deeper and directionally guiding the bit for untapped fault blocks.

In Gulfport’s East Hackberry Field located in Cameron Parish, Louisiana, the Company has completed seismic permitting and received final regulatory approval for a forty-two square mile, proprietary three-dimensional (3-D) seismic survey with an estimated cost of approximately $4,500,000. Gulfport began the seismic data acquisition during the fourth quarter of 2004 and hopes to have the final processed seismic data during the third quarter 2005. Since this portion of the Hackberry dome has never been included in a 3-D seismic survey, the Company believes the shoot will reveal undrilled fault blocks that will allow Gulfport to drill new wells to both shallow and deep targets in the field. The drilling programs in Hackberry are expected to commence by September of 2005.

Gulfport will fund its 2005 activities with the net proceeds from the sale of common stock in February 2005, cash flows from operations and borrowings under its new $30.0 million credit facility ($18.0 million initial availability) with Bank of America which was closed and available as of March 11, 2005.

Mike Liddell, Gulfport’s Chief Executive Officer, commented “Our 2004 earnings are a result of the Company’s continuing plans to capitalize on rising commodity prices by aggressive drilling programs in our West Cote Blanche Bay Field to both exploit the Company’s proved undeveloped prospect inventory and find and develop new previously unidentified reserves. We will also continue our production enhancement operations in our WCBB field and will begin drilling in the East Hackberry Field later in the year. With the combination of our 2005 drilling programs and the redemption of our Series A preferred stock, we expect 2005 to be a very good year for us.”

Gulfport is an independent oil and gas exploration and production company with its principal properties located in the Louisiana Gulf Coast area. The Company seeks to achieve reserve growth and increased cash flow from operations through low risk development activities on its existing properties and other acquisition opportunities.

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This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport Energy Corporation (“Gulfport” or the “Company”), a Delaware corporation, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

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